As filed with the U.S. Securities and Exchange Commission on March 9, 2011
Registration Statement No. 333-82102

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	52-2242751
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

516 West 34th Street
New York, NY 10001
 (Address, including zip code, of registrant's principal executive offices)

Coach, Inc. 2000 Stock Incentive Plan
 (Full Title of Plan)

Todd Kahn, Esq.
Senior Vice President, General Counsel and Secretary
516 West 34th Street
New York, NY 10001
 (212) 594-1850
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Coach, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 4, 2002 (Registration No. 333-82102) (the “2002 Form S-8”), with respect to shares of the Registrant’s Common Stock, par value $0.01 per share (the “Shares”), thereby registered for issuance under the Coach, Inc. 2000 Stock Incentive Plan (the “2000 Plan”).

On November 3, 2010, the stockholders of the Registrant approved the 2010 Stock Incentive Plan (the “2010 Plan”) at their Annual Stockholder’s Meeting and, accordingly, 1,568,128 Shares that would otherwise have been available for grant under the 2000 Plan have been replaced by shares now available for issuance under the 2010 Plan. Therefore, the 2002 Form S-8 is hereby amended to deregister such 1,568,128 Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 9, 2011.

COACH, INC.

By:	/s/ Lew Frankfort
Name: Lew Frankfort
Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lew Frankfort and Jerry Stritzke and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name	Title	Date

/s/ Lew Frankfort
Lew Frankfort	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2011

/s/ Michael F. Devine, III
Michael F. Devine, III	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 9, 2011

/s/ Susan Kropf
Susan Kropf	Director	March 9, 2011

/s/ Gary Loveman
Gary Loveman	Director	March 9, 2011

/s/ Ivan Menezes
Ivan Menezes	Director	March 9, 2011

/s/ Irene Miller
Irene Miller	Director	March 9, 2011

/s/ Michael Murphy
Michael Murphy	Director	March 9, 2011

/s/ Jide Zeitlin
Jide Zeitlin	Director	March 9, 2011